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                                                                   EXHIBIT 6

December 15, 1997



Mr. Robert Bolle
Mr. Maurice Bolle
Mr. Franck Bolle
Mr. Patricia Bolle Passaquay
Ms. Brigitte Bolle
Mrs. Christelle Roche

         Re:

Dear Sirs/Madame:

With regard to my letter, dated July 9, 1997, a copy of which is attached hereto as Exhibit I, please be advised that all representations and agreements set forth in said letter shall apply both to those shares I own of BEC Group, Inc. (to be named "Lumen Technologies, Inc." in the future) common stock referenced therein and shares of common stock of Bolle Inc. I may own hereafter as a result of the proposed spinoff of Bolle Inc.

Very truly yours,

/s/ Martin E. Franklin

Martin E. Franklin


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                                                                 EXHIBIT I




                          [TO BE EXECUTED AT CLOSING]



July 9th, 1997



To the Series A
Preferred Stockholders
listed on the signature
pages hereof:

                  Re:      BEC Group, Inc./Acquisition of Bolle
                           Etablissements S.N.C. ("Bolle France")
                           --------------------------------------

Gentlemen:

         The undersigned is the owner of 1,295,564 shares (the "Shares") of Common Stock, $.01 par value per share ("Common Stock") of BEC Group, Inc. (the "Company"). The undersigned understands that the Company intends to acquire all of the issued and outstanding shares of Bolle France (the "Transactions") pursuant to the terms of the Share Purchase Agreement (the "Agreement"), dated June 4, 1997, as amended, among BEC Group, Inc., Bolle Inc. and the Sellers therein named.

         In order to induce you to close the Transactions contemplated in the Agreement, the undersigned agrees, for the benefit of the Company and you, that immediately following the closing of the Transactions, the undersigned will not, without the prior written consent of the holders of at least 90% of the then outstanding shares of Series A Preferred Stock (the "90% Holders"), sell any of the Shares owned by the undersigned on the date hereof until the date that all of the shares of Series A Preferred Stock or the Subordinated Debt (as defined in the Certificate of Designation of the Series A Preferred Stock as filed with the Secretary of State of Delaware as of the date hereof (the "Certificate")) including all accrued but unpaid dividends and/or interest, if any, are redeemed in full (whether in cash or other cash equivalent accepted by all of the Holders) by the Company.

         Notwithstanding the foregoing, the undersigned may transfer any shares either (i) to his immediate family members, or (ii) to trusts for his sole benefit or the sole benefit of such immediate family members and to partnerships in which such immediate family members and/or trusts are sole partners; provided, however, that prior to any such transfer, each transferee shall execute an agreement, whereby each transferee shall agree to receive and hold such Shares subject to the restrictions set forth herein. In addition, the undersigned may transfer any Shares (i) on death by Will or intestacy; (ii) to charitable foundations up to a value of $50,000 per annum; or

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(iii) in transactions involving all the stockholders of the Company on a pro rata basis, provided, however, that in the event of any such transaction which results in the undersigned receiving any stock consideration in exchange for the Shares, in part or in whole, such stock consideration received shall be subject to the restrictive provisions set forth herein. For the purposes of this paragraph, "immediate family" shall mean the spouse, lineal descendant, father, mother, brother or sister of the undersigned.

         Notwithstanding anything to the contrary contained herein, in the event of a partial redemption of the Series A Preferred Stock or Subordinated Debt, as the case may be, (whether in cash or other cash equivalent accepted by all of the Holders) the undersigned shall be permitted to sell his Shares on a pro rata basis in proportion to the aggregate Liquidation Preference (as defined in the Certificate) of such number of shares of Series A Preferred Stock redeemed and/or the principal amount of the Subordinated Debt that is repaid (whether in cash or other cash equivalent accepted by all of the Holders) compared to the aggregate Liquidation Prefernce of the total number of shares of such Series A Preferred Stock originally issued.

         The undersigned confirms that he understands that the holders of the Series A Preferred Stock of the Company will rely upon the representations set forth in this agreement in proceeding with the Transaction. This letter agreement shall be binding on the undersigned.

                                             Very truly yours,

                                             [by] /s/ Ian G.H. Ashken

                                             Martin E. Franklin


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The foregoing is accepted and agreed to as of the date first above written:

By: /s/ Robert Bolle
   ------------------------------------
    Robert Bolle
    58 Route de Marchon
    01100 Oyonnax


By: /s/ Maurice Bolle
   ------------------------------------
    Maurice Bolle
    13 Rue Balland
    01100 Oyonnax


By: /s/ Franck Bolle
   ------------------------------------
    Franck Bolle
    4 Boulevard Dupuy
    01100 Oyonnax


By: /s/ Patricia Bolle
   ------------------------------------
    Patricia Bolle
    6 Rue du General de Gaulle
    01100 Oyonnax


By: /s/ Brigitte Bolle
   ------------------------------------
    Brigitte Bolle
    25 Bis, Boulevard de la Saussaye
    92200 Neuilly-sur Scinc


By: /s/ Christelle Roche
   ------------------------------------
    Christelle Roche
    2 Rue Macretet
    01100 Arbent


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